EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GLOBAL NET LEASE REPORTS FIRST QUARTER 2019 RESULTS
Company to Host Investor Conference Call Today at 11 AM Eastern

New York, May 9, 2019 - Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”), a real estate investment trust focused on the acquisition and management of industrial and office properties leased long-term to high quality corporate tenants in select markets in the United States and Europe, announced today its financial and operating results for the quarter ended March 31, 2019.

First Quarter 2019 Highlights

•	Revenue increased 10.8% to $75.5 million from $68.1 million in first quarter 2018

•	Net income attributable to common stockholders was $5.8 million or $0.07 per share as compared to $2.4 million or $0.03 per share in first quarter 2018

•	Core Funds from Operations (“Core FFO”) increased 10.2% on a year-over-year basis to $36.5 million or $0.44 per share

•	Adjusted Funds from Operations (“AFFO”) improved 12.6% to $39.5 million as compared to $35.1 million in the prior year first quarter

•	Adjusted Funds from Operations per share was $0.48 as compared to $0.52 in first quarter 2018

•	Raised gross equity proceeds of $154.5 million which will all be used to fund current acquisitions pipeline

•
$185.3 million of closed and pipeline acquisitions[6] for a going-in capitalization rate of 7.52% and a weighted average capitalization rate of 8.17%, funded in part from equity raised in first quarter 2019

•	Portfolio 99.5% leased with an 8.1 year weighted average remaining lease term[4]

•	Significantly increased debt maturity to 4.2 years compared to 3.6 years at the end of the first quarter 2018

James Nelson, Chief Executive Officer of GNL commented, “We are pleased with our programmatic ability to execute on all fronts this quarter. We successfully raised gross equity proceeds of $154.5 million in the quarter and continue to grow our $185 million pipeline, which includes year-to-date completed acquisitions and pending acquisitions6. Although AFFO decreased to $0.48 per share year-over-year from $0.52 per share, the real estate acquisitions we have closed so far in the second quarter of 2019 and those in our current acquisition pipeline will be primarily funded from the equity proceeds we raised and will resolve the natural timing difference we saw this quarter. We remain proactive and disciplined in our acquisition strategy and continue to leverage direct relationships with landlords and developers to identity off-market transactions, allowing us to achieve what we believe are better-than-market capitalization rates. We have also completed refinancings of European properties at attractive rates, providing meaningful contributions to our bottom line. We will continue our efforts to deliver steady growth and enhance long-term value for our shareholders."

	Three Months Ended March 31,
(In thousands, except per share data)	2019	2018
Revenue from tenants	$75,468	$68,086

Net income attributable to common stockholders	$5,791	$2,361
Net income per diluted common share	$0.07	$0.03

NAREIT defined FFO attributable to common stockholders	$36,202	$31,857
NAREIT defined FFO per diluted common share	$0.44	$0.47

Core FFO attributable to common stockholders	$36,464	$33,103
Core FFO per diluted common share	$0.44	$0.49

AFFO attributable to common stockholders	$39,504	$35,081
AFFO per diluted common share	$0.48	$0.52

Property Portfolio

At March 31, 2019 the Company’s portfolio consisted of 343 net lease properties located in seven countries and is comprised of 27.4 million rentable square feet leased to 112 tenants across 45 industries. The real estate portfolio metrics include:

•	99.5% leased with a remaining weighted-average lease term of 8.1 years[4]

•	91.9% of the portfolio contains contractual rent increases based on square footage

•	75.7% of portfolio annualized straight-line rent derived from investment grade and implied investment grade rated tenants[1]

•	55.8% U.S. and 44.2% Europe (based on annualized straight-line rent)

•	53% Office, 39% Industrial / Distribution and 8% Retail (based on an annualized straight-line rent)

Acquisition and Disposition Activity

During the quarter ended March 31, 2019, the Company acquired two net leased assets totaling approximately 116,720 square feet for a contract sales price of approximately $23.5 million. Additionally, the Company funded $11.4 million of capital expenditures to expand and remodel four properties that are leased to a single tenant, in exchange for increased annual rent at the respective properties. These assets are leased at a weighted average going-in capitalization rate of 7.47%2, and an overall weighted average capitalization rate of 7.67%3, with a weighted average remaining lease term of 9.3 years4.

The first of the properties, acquired on March 29th is a 36,720 square foot industrial facility located in Gillette, Wyoming which is leased to Cummins, Inc., a Fortune 500 company that specializes in the design and manufacture of automotive engines and related equipment and has an investment grade credit rating of "A+" and "A2" form S&P and Moody's respectively. The remaining lease term as of acquisition date is 9.7 years.

The second property, also acquired on March 29th is an 80,000 square foot headquarters office property located in Fishers, Indiana which is leased to Stanley Convergent Security Solutions, a division and wholly owned subsidiary of Stanley Black & Decker, which designs, supplies and installs commercial electronic security systems and provides electronic security services. Stanley Black & Decker, which is the parent of the tenant but not a guarantor, has an investment grade credit rating of “A” and “Baa1” from S&P and Moody’s, respectively. The remaining lease term as of acquisition date is 9.3 years.

GNL sold one property for gross proceeds of $9.5 million, which resulted in net proceeds of $9.3 million after closing costs.

Capital Structure and Liquidity Resources

As of March 31, 2019, the Company had $95.3 million of cash and cash equivalents. The Company’s net debt to enterprise value was 47.8% with an enterprise value of $3.3 billion based on the March 29, 2019 closing share price of $18.90 for common stock and $25.67 for the Series A preferred stock, with net debt of $1.6 billion, including $1.1 billion of mortgage debt.

As of March 31, 2019, the percentage of fixed rate debt (including variable rate debt fixed with swaps) increased to 83.7%5 from 79.9% as of December 31, 2018. The Company’s total combined debt had a weighted average interest rate of 3.0% resulting in an interest coverage ratio of 4.3 times7. Debt maturity remained unchanged at 4.2 years as of March 31, 2019 and December 31, 2018.

The Company raised gross proceeds of approximately $152.8 million at a weighted average price of $19.69 per share through its common stock ATM Program and $1.7 million at a weighted average price of $24.90 through its Series A preferred stock ATM Program.

Subsequent Events

Acquisitions

GNL closed on the acquisition of three properties during April 2019 for an aggregate purchase price of $41.9 million at a weighted average going-in capitalization rate of 6.9%2,a weighted average capitalization rate of 7.5%3 and a weighted average lease term of 9.9 years4.

On April 12, 2019, the Company acquired a 60,100 square foot newly built industrial property located in Colorado Springs, Colorado for $18.4 million and leased the property to Sierra Nevada Corporation, a privately held systems integrator specializing in space exploration and satellites, aircraft integrations, navigation and guidance systems, threat detection and security, scientific research, and infrastructure protection.

On April 25, 2019, the Company acquired a 275,500 square foot distribution facility located in Calhoun, Georgia for $10.1 million and leased the property to Hanes Companies, Inc. Hanes is a subsidiary of parent company and lease guarantor, Leggett & Platt, Inc., a NYSE listed, S&P 500 publicly traded company. LEG has an investment grade credit rating of “Baa1” and “BBB” from Moody’s and S&P, respectively.

On April 25, 2019, the Company acquired a 127,100 square foot industrial, manufacturing and warehouse facility located in Waynesburg, Pennsylvania for $13.4 million and leased the property to EQT Gathering, LLC, a division of EQT Corporation, a NYSE listed integrated energy company with an emphasis on Appalachian-area natural gas production, gathering, and transmission. EQT is the largest producer of natural gas in the United States.

GNL currently has an acquisition pipeline of $96.1 million consisting of eight net lease industrial and distribution properties under agreement at a weighted-average capitalization rate of 8.4% and a weighted-average remaining lease term of 11.5 years. These properties also contain embedded contractual rent growth with average annual rent increases of 1.8% per year.

GNL is also scheduled to fund capital expenditures of $12.5 million during the second quarter to expand an industrial property located in Houston, Texas in exchange for increased rent.

Dividend Frequency

On April 5, 2019, the board of directors of GNL approved a change in the Company’s common stock dividend policy. Accordingly, consistent with its peers, the Company anticipates paying future dividends authorized by its board of directors on its shares of common stock on a quarterly basis in arrears on the 15th day of the first month following the end of each fiscal quarter (unless otherwise specified) to common stock holders of record on the record date for such payment.

This change will affect the frequency of dividend payments only, and will have no impact on the Company’s annualized dividend rate on its common stock of $2.13 per share.

Footnotes/Definitions

1   As used herein, “Investment Grade Rating” includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied Investment Grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody's analytical tool, which generates an implied rating by measuring a company's probability of default. Ratings information is as of March 31, 2019. Comprised of 38.2% leased to tenants with an actual investment grade rating and 37.5% leased to tenants with an Implied Investment Grade rating as of March 31, 2019.
2 Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average going-in capitalization rate is based upon square feet of the date of acquisition.
3 Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-lined rental income that the property will generate under its existing lease. Capitalization rate is calculated by dividing the average annualized straight-line rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average capitalization rate is based upon square feet as of the date of acquisition.
4 The weighted average remaining lease term in years is based upon square feet as of the date of acquisition.
5 Inclusive of floating rate debt with in place interest rate swaps allowing debt to effectively act as fixed.
6 Closed and pipeline acquisitions of $185.3 million include: (i) two acquisitions for $23.4 million in purchase price completed in the first quarter of 2019; (ii) three acquisitions for $41.9 million in purchase price completed in the second quarter of 2019; (iii) amendments to four leases whereby annual rent was increased at closing in exchange for the Company funding an aggregate amount of approximately $11.4 million in capital expenditures to expand and remodel four properties of a single tenant; (iv) five definitive purchase and sale agreements (“PSAs”) to acquire a total of eight net lease properties, all of which are located in the United States, for an aggregate purchase price of approximately $96.1 million; and (v) one LOI to amend a lease whereby annual rent would be increased in exchange for the Company funding $12.5 million in capital expenditures to expand and remodel the leased property. The PSAs are subject to conditions and the LOI may not lead to a definitive agreement. There can be no assurance the Company will complete any of these pending transactions on their contemplated terms, or at all.
7 The interest coverage ratio is calculated by dividing adjusted EBITDA by cash paid for interest (interest expense less non-cash portion of interest expense and amortization of mortgage (discount) premium, net) for the quarter ended March 31, 2019. Adjusted EBITDA and cash paid for interest are Non-GAAP metrics and are reconciled below.

Conference Call

GNL will host a conference call on May 9, 2019 at 11:00 a.m. ET to discuss its financial and operating results.

Dial-in instructions for the conference call and the replay are outlined below. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the GNL website, www.globalnetlease.com, in the “Investor Relations” section.

To listen to the live call, please go to GNL’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the GNL website at www.globalnetlease.com.

Conference Call Details

Live Call
Dial-In (Toll Free): 1-888-317-6003
International Dial-In: 1-412-317-6061
Canada Dial-In (Toll Free): 1-866-284-3684
Participant Elite Entry Number: 5568103

 Conference Replay*
Domestic Dial-In (Toll Free): 1-877-344-7529
International Dial-In: 1-412-317-0088
Canada Dial-In (Toll Free): 1-855-669-9658
Conference Number: 10128753

*Available one hour after the end of the conference call through August 9, 2019.

Supplemental Schedules

The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of GNL’s website at www.globalnetlease.com and on the SEC website at www.sec.gov.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Any statements referring to the future value of an investment in GNL, as well as the success that GNL may have in executing its business plan, are also forward-looking statements. There are a number of risks, uncertainties and other important factors that could cause GNL’s actual results to differ materially from those contemplated by such forward-looking statements, including those risks, uncertainties and other important factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of GNL’s Annual Report on Form 10-K for the year ended December 31, 2018 filed on February 28, 2019 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in GNL’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Contacts:

Investors and Media:
Email: investorrelations@globalnetlease.com
Phone: (212) 415-6510

Global Net Lease, Inc.
Consolidated Balance Sheets
(In thousands)

	March 31, 2019	December 31, 2018
ASSETS	(Unaudited)
Real estate investments, at cost:
Land	$400,559	$398,911
Buildings, fixtures and improvements	2,353,473	2,345,202
Construction in progress	12,495	1,235
Acquired intangible lease assets	647,678	675,551
Total real estate investments, at cost	3,414,205	3,420,899
Less accumulated depreciation and amortization	(467,657)	(437,974)
Total real estate investments, net	2,946,548	2,982,925
Assets held for sale	110,679	112,902
Cash and cash equivalents	95,267	100,324
Restricted cash	3,368	3,369
Derivative assets, at fair value	6,854	8,730
Unbilled straight-line rent	49,089	47,183
Prepaid expenses and other assets	81,026	22,245
Due from related parties	20	16
Deferred tax assets	3,281	3,293
Goodwill and other intangible assets, net	21,925	22,180
Deferred financing costs, net	5,704	6,311
Total Assets	$3,323,761	$3,309,478

LIABILITIES AND EQUITY
Mortgage notes payable, net	$1,131,072	$1,129,807
Revolving credit facility	260,409	363,894
Term loan, net	273,414	278,727
Acquired intangible lease liabilities, net	32,885	35,757
Derivative liabilities, at fair value	5,908	3,886
Due to related parties	472	790
Accounts payable and accrued expenses	43,494	31,529
Prepaid rent	20,816	16,223
Deferred tax liability	14,960	15,227
Taxes payable	48	2,228
Dividends payable	2,721	2,664
Total Liabilities	1,786,199	1,880,732
Commitments and contingencies
Stockholders' Equity:
7.25% Series A cumulative redeemable preferred shares	55	54
Common stock	2,169	2,091
Additional paid-in capital	2,183,829	2,031,981
Accumulated other comprehensive income	214	6,810
Accumulated deficit	(653,956)	(615,448)
Total Stockholders' Equity	1,532,311	1,425,488
Non-controlling interest	5,251	3,258
Total Equity	1,537,562	1,428,746
Total Liabilities and Equity	$3,323,761	$3,309,478

Global Net Lease, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2019	2018
Revenue from tenants	$75,468	$68,086

Expenses:
Property operating	7,359	7,470
Fire recovery	—	(79)
Operating fees to related parties	8,043	6,831
Acquisition, transaction and other costs	262	1,325
General and administrative	3,206	2,051
Equity-based compensation	2,109	(832)
Depreciation and amortization	31,303	29,496
Total expenses	52,282	46,262
Operating income before gain on dispositions of real estate investments	23,186	21,824
Gain on dispositions of real estate investments	892	—
Operating income	24,078	21,824
Other income (expense):
Interest expense	(15,162)	(12,975)
Gain (loss) on derivative instruments	240	(2,935)
Unrealized gain (loss) on undesignated foreign currency advances and other hedge ineffectiveness	76	(43)
Other income	4	11
Total other expense, net	(14,842)	(15,942)
Net income before income taxes	9,236	5,882
Income tax expense	(960)	(1,070)
Net income	8,276	4,812
Net income attributable to non-controlling interest	—	—
Preferred stock dividends	(2,485)	(2,451)
Net income attributable to common stockholders	$5,791	$2,361

Basic and Diluted Earnings Per Share:
Basic and diluted net income per share attributable to common stockholders	$0.07	$0.03

Basic weighted average shares outstanding	81,475	67,287
Diluted weighted average shares outstanding	82,798	67,287

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2019	2018
Adjusted EBITDA
Net income	$8,276	$4,812
Depreciation and amortization	31,303	29,496
Interest expense	15,162	12,975
Income tax expense	960	1,070
Equity-based compensation	2,109	(832)
Acquisition and transaction related	262	1,325
Gain on dispositions of real estate investments	(892)	—
Fire recovery	—	(79)
(Gain) loss on derivative instruments	(240)	2,935
Unrealized (gain) loss on undesignated foreign currency advances and other hedge ineffectiveness	(76)	43
Other income	(4)	(11)
Adjusted EBITDA	56,860	51,734

Net operating income (NOI)
Operating fees to related parties	8,043	6,831
General and administrative	3,206	2,051
NOI	68,109	60,616
Amortization of above- and below- market leases and ground lease assets and liabilities, net	337	552
Straight-line rent	(1,626)	(1,503)
Cash NOI	$66,820	$59,665

Cash Paid for Interest:
Interest Expense	$15,162	$12,975
Non-cash portion of interest expense	(1,742)	(901)
Amortization of mortgage (discount) premium, net	(102)	(267)
Total cash paid for interest	$13,318	$11,807

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2019	2018
Net income attributable to stockholders (in accordance with GAAP)	$5,791	$2,361
Depreciation and amortization	31,303	29,496
Gain on dispositions of real estate investments	(892)	—
FFO (defined by NAREIT)	36,202	31,857
Acquisition and transaction fees [1]	262	1,325
Fire recovery [2]	—	(79)
Core FFO attributable to common stockholders	36,464	33,103
Non-cash equity-based compensation	2,109	(832)
Non-cash portion of interest expense	1,742	901
Amortization of above- and below-market leases and ground lease assets and liabilities, net	337	552
Straight-line rent	(1,626)	(1,503)
Unrealized (gain) loss on undesignated foreign currency advances and other hedge ineffectiveness	(76)	43
Eliminate unrealized losses on foreign currency transactions [3]	452	2,550
Amortization of mortgage discounts and premiums, net and mezzanine discount	102	267
Adjusted funds from operations (AFFO) attributable to common stockholders	$39,504	$35,081
Footnotes:
[1] For the three months ended March 31, 2018, primarily includes litigation costs resulting from the termination of the Former Service Provider, costs to refinance foreign debt and fees associated with the exploration of a potential equity offering.
[2] Recovery arising from clean-up costs related to a fire sustained at one of our office properties.
[3] For AFFO purposes, we add back unrealized (gain) loss. For the three months ended March 31, 2019, gains on derivative instruments were $0.2 million which consisted of unrealized losses of $0.5 million and realized gains of $0.7 million. For the three months ended March 31, 2018, losses on derivative instruments were $2.9 million, which were comprised of unrealized losses of $2.6 million and realized losses of $0.3 million.

Caution on Use of Non-GAAP Measures

Funds from Operations (“FFO”), Core Funds from Operations (“Core FFO”), Adjusted Funds from Operations (“AFFO”), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), and Net Operating Income (“NOI”) should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.

Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate Core FFO or AFFO differently than we do. Consequently, our presentation of FFO, Core FFO and AFFO may not be comparable to other similarly-titled measures presented by other REITs.

We consider FFO, Core FFO and AFFO useful indicators of our performance. Because FFO, Core FFO and AFFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO, Core FFO and AFFO presentations facilitate comparisons of operating performance between periods and between other REITs.

As a result, we believe that the use of FFO, Core FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO, Core FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Investors are cautioned that FFO, Core FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, NAREIT, an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.

We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper approved by the Board of Governors of NAREIT effective in December 2018 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT's definition.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time, especially if not adequately maintained or repaired and renovated as required by relevant circumstances or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.

Core Funds from Operations

In calculating Core FFO, we start with FFO, then we exclude certain non-core items such as acquisition, transaction and other costs, as well as certain other costs that are considered to be non-core, such as debt extinguishment costs, fire loss and other costs related to damages at our properties. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our core business plan to generate operational income and cash flows in order to make dividend payments to stockholders. In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. We also add back non-cash write-offs of deferred financing costs and prepayment penalties incurred with the early extinguishment of debt which are included in net income but are considered financing cash flows when paid in the statement of cash flows. We consider these write-offs and prepayment penalties to be capital transactions and not indicative of operations. By excluding expensed acquisition, transaction and other costs as well as non-core costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties.

Adjusted Funds from Operations

In calculating AFFO, we start with Core FFO, then we exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include early extinguishment of debt (adjustment included in Core FFO) and unrealized gain and loss, which may not ultimately be realized, such as gain or loss on derivative instruments, gain or loss on foreign currency transactions, and gain or loss on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent and equity-based compensation from AFFO, we believe we provide useful information regarding income and expense items which have a direct impact on our ongoing operating performance. We also include the realized gain or loss on foreign currency exchange contracts for AFFO as such items are part of our ongoing operations and affect our current operating performance. By providing AFFO, we believe we are presenting useful information that can be used to better assess the sustainability of our ongoing operating performance without the impact of transactions or other items that are not related to the ongoing performance of our portfolio of properties. AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently.

In calculating AFFO, we exclude certain expenses which under GAAP are characterized as operating expenses in determining operating net income. All paid and accrued merger, acquisition, transaction and other costs (including prepayment penalties for debt extinguishments) and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors, but are not reflective of on-going performance. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income. In addition, as discussed above, we view gains and losses from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of our operating performance. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information. We believe that in order to facilitate a clear understanding of our operating results, AFFO should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. AFFO should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or ability to make distributions.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, and Net Operating Income

We believe that Adjusted EBITDA, which is earnings before interest, taxes, depreciation and amortization adjusted for acquisition, transaction and other costs, other non- cash items and including our pro-rata share from unconsolidated joint, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs. NOI is a non-GAAP financial measure equal to net income (loss), the most directly comparable GAAP financial measure, less discontinued operations, interest, other income and income from preferred equity investments and investment securities, plus corporate general and administrative expense, acquisition, transaction and other costs, depreciation and amortization, other non-cash expenses and interest expense. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets and to make decisions about resource allocations. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition activity on an unlevered basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property's results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity.